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                                                                 Exhibit 10.35


                               DETECTION OF ANALYTES
                     PRODUCT DEVELOPMENT AND LICENSE AGREEMENT


       This Detection of Analytes Product Development and License Agreement ("Agreement") is signed on June 19, 1998 by and between Cygnus, Inc., a Delaware corporation, with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 ("Cygnus"), and E.I. du Pont de Nemours & Co., a Delaware corporation, with its principal place of business at 1001 Market Street, Wilmington, Delaware 19898 ("DuPont").

       WHEREAS, Cygnus has substantial knowledge and expertise in and owns certain technology relating to the development, manufacture and sale of transdermal monitoring systems;

       WHEREAS, DuPont has substantial knowledge and expertise in and owns certain technology relating to the development, manufacture and sale of thick film materials commonly referred to as "inks" or "pastes";

       WHEREAS, the parties desire each other's assistance in developing certain technologies related to [Confidential Treatment Requested], including without limitation transdermal monitoring systems and the use, composition and manufacture of thick film materials;

       WHEREAS, the parties desire to provide such development assistance to each other; and

       WHEREAS, the parties also desire to enter into a separate supply arrangement with respect to Thick Film Materials (as defined below).

       NOW THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. DEFINITIONS. When used in this Agreement, each of the following terms shall have the meaning provided below:

       a. "Development Plan" means the development plan, specifications, Milestones and schedule specified in Exhibit A including amendments thereto established by the Development Committee pursuant to Section 2.e below.

       b. "Diagnostics Field" means all applications for the [Confidential Treatment Requested] in connection with the diagnosis and treatment of disease in humans, including but not limited to diabetes and complications of diabetes; however currently available, whether through publication or commercialization, invasive diagnostics applications are not included within the definition of Diagnostics Field.

       c.      "Initial Milestones" means Milestones established within sixty
(60) days

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following the Signing Date of this Agreement and includes, without limitation,
[Confidential Treatment Requested].

       d.      "Milestones" means [Confidential Treatment Requested].

       e. "Parties" means DuPont and Cygnus and, when used in the singular, means either of them.

       f. "Thick Film Technology" means all Technology and improvements thereto relating solely to the composition and manufacture of Thick Film Materials (but not applications thereof) (i) arising out of work done by either Party in connection with the Project, or (ii) owned or developed by or for DuPont and specifically listed by DuPont Product Number on Exhibit C attached hereto.

       g. "Project" means the Development Plan and the collaboration between the Parties after the Effective Date of this Agreement.

       h. "Thick Film Materials" means thick film materials, commonly referred to as "inks" or "pastes," such materials [Confidential Treatment Requested].

       i. "Sensor Technology" means all Technology and improvements thereto within the Diagnostics Field other than Thick Film Technology (but including, without limitation, all applications of Thick Film Technology) arising out of work done by either Party in connection with the Project.

       j. "Supply Agreement" means the Supply Agreement signed of even date herewith by the Parties.

       k. "Technology" means all foreign and domestic patents, patent applications, patent rights, know-how, trade secrets, copyrights, trademarks, technical data, inventions (whether patentable or not), discoveries, designs, specifications, plans, notebooks, works of authorship, techniques, methods, regulatory information, compliance information, clinical data, processes, test procedures and all other scientific or technical information or materials, in whatever form.

       l. "Transfer Letter" means a document as described in Exhibit B attached hereto.

       m.      "Effective Date" of the Agreement is March 22, 1995.

       n. Signing Date" of the Agreement refers to the date indicated on page 1 of the Agreement.

2.     PROJECT DEVELOPMENT.

       a. JOINT PROGRAM. For a period commencing on the Effective Date and terminating as provided in Section 7 below, the Parties shall act in good faith in a joint program to develop at

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least one commercial product in the Diagnostics Field with initial work limited to detection of glucose levels. DuPont shall have responsibility for development of commercially suitable Thick Film Materials; Cygnus shall have responsibility for all other aspects in development of any commercial product for use in the Diagnostics Field. Each Party shall bear its own costs in the development.

       b. DUPONT ASSISTANCE, TECHNICAL SUPPORT AND DEVELOPMENT. DuPont, at its own cost, shall act in good faith with the assistance of Cygnus to (i) develop Thick Film Materials and Thick Film Technology, (ii) meet in a timely fashion the Milestones set forth in Exhibit A, and (iii) collaborate with and assist Cygnus with the Sensor Technology. DuPont shall provide reasonable resources, technical information, and expertise, at its own cost and expense, to achieve the Milestones in accordance with the Development Plan. DuPont will keep Cygnus informed of its progress through regular communication between the Project Coordinators and through meetings of the Development Committee pursuant to Section 2.e below. The Development Committee shall periodically determine the number of DuPont technical personnel assigned to the Project.

       c. CYGNUS ASSISTANCE, TECHNICAL SUPPORT AND DEVELOPMENT. Cygnus shall act in good faith: (i) to collaborate with and assist DuPont with the development of the Thick Film Materials and Thick Film Technology to accomplish the Milestones in accordance with the Development Plan, (ii) to provide data and technical support as reasonably requested by DuPont in connection with the Thick Film Materials and Thick Film Technology and the Project, (iii) to actively develop Sensor Technology, and (iv) to proceed promptly toward commercialization of commercial products in the Diagnostics Field. Cygnus, at its own cost and expense, will allocate sufficient resources to provide such assistance and support.

       d. PROJECT COORDINATORS. Within thirty (30) days after the Signing Date of this Agreement, each Party shall designate one (1) individual as its representative to coordinate and generally oversee the development work and/or assistance to be performed by such Party hereunder and coordinate the Project (including but not limited to coordinating the Development Committee and meetings specified in Section 2.e below), and shall provide the name of such designated individual ("Project Coordinator") to the other Party in writing. Each Party shall promptly notify the other Party in writing of any change in its Project Coordinator.

       e. DEVELOPMENT COMMITTEE. In addition to appointing Project Coordinators, the Parties will form a development committee (the "Development Committee") to monitor the progress of the Project development efforts referred to in this Section 2. Within sixty (60) days after the Signing Date of this Agreement, the Development Committee shall establish a detailed Development Plan which shall include the Initial Milestones, and which shall be deemed attached hereto as Exhibit A. For each Initial Milestone and subsequently introduced Milestone added to Exhibit A, the Development Committee shall specify the Thick Film Material(s) to which such Milestone pertains. Through the Development Committee, the Parties may establish additional Milestones and discuss and decide issues related to the Project, including, without limitation, technical issues, scheduling issues and cost issues arising from the above activities. Furthermore, the Development Committee may amend Exhibit C to include or substitute other

                                       3

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DuPont Product Numbers, if it is in the best interests of the Parties to do
so. The Development Committee shall also control, govern, and determine access to, release and exchange of technical information and data between the Parties and for purposes of regulatory applications and compliance. The Development Committee shall also decide when, during the process of development of a Thick Film Material, it is necessary for DuPont to prepare and maintain a Transfer Letter, which will contain information known by DuPont at that time and which will be periodically updated if the Development Committee so determines as more information becomes available, and to conduct an on-site demonstration for Cygnus of the relevant processes. If, however, a Thick Film Material is in the scale-up or pre-commercialization phase, a Transfer Letter shall be manditorily prepared and maintained by DuPont and an on-site demonstration shall be conducted for Cygnus. The Development Committee shall consist of an equal number of up to three (3) employees of each Party, including at a minimum for each Party, the Project Coordinator which may be a senior manager intimately involved with the subject matter of this Agreement. The Development Committee shall meet quarterly (or more frequently should the Development Committee decide such frequency is desirable), alternating between DuPont's and Cygnus' facilities. Each Party shall be responsible for the costs of its employees' attendance at meetings of the Development Committee. All decisions of the Development Committee shall require the consent of both Parties. Any disputes that cannot be resolved by the Development Committee shall be escalated for resolution to the President of Cygnus Diagnostics and the Director, Worldwide Microcircuit Materials of DuPont, or equivalent thereof.

       f.      Neither Party shall have any further obligations under this
Section 2 provided Cygnus purchases in commercial quantities Thick Film Material from DuPont under any obligations it may have under the separate Supply Agreement and DuPont has met all Milestones set forth in Exhibit A. However, following such Cygnus purchases and DuPont meeting the Milestones, the Parties agree to discuss whether to continue additional development and cooperation obligations under this Section 2 (and to amend the Agreement accordingly) for any additional development projects or improvements to the Thick Film Materials.

       g. SITE VISITS. For purposes of reviewing progress of the Project, the Parties may facilitate an exchange of technical personnel to work on-site at each other's facilities. Either Party shall be free to visit those portions of the facilities of the other Party where work on the Project is being conducted. Such visits shall be at reasonable intervals following reasonable notice during regular business hours. DuPont shall pay the expenses of its staff visiting Cygnus; Cygnus shall pay the expenses of its staff visiting DuPont. Each Party shall indemnify and hold the other Party harmless from and against any liability arising from the activities of its employees in the other Party's facilities.

       h. PROJECT DELAYS. If at any time during the course of the Project, DuPont anticipates that it will not be able to complete a Milestone by the date set forth on Exhibit A (or applicable date established by the Development Committee) despite DuPont's good faith efforts to do so, DuPont shall so notify Cygnus in writing specifying the reasons for delay. From and after such notice, the Parties shall cooperate and use diligent efforts to solve the problems identified. Such Project Delays shall not constitute a breach of this Agreement under Section 7.c.

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       i.      TRANSFER OF TECHNICAL INFORMATION.  The Parties shall act in good faith to freely share with each other technical information in connection with their respective Thick Film Technology and Sensor Technology and other technical information in connection with the Project, including, without limitation, information necessary to enable a Party to file a patent application and information necessary to enable Cygnus to obtain FDA approval.

       j. TECHNICAL ASSISTANCE. DuPont, at no cost to Cygnus, will provide a reasonable level of technical support to Cygnus and Cygnus' subcontractors to ensure the Thick Film Materials can be printed effectively.

       k. SUPPLY OF THICK FILM MATERIALS TO CYGNUS. Any supply of Thick Film Material by DuPont and purchase of such Material by Cygnus shall be governed by a separate Supply Agreement, provided that each Thick Film Material developed pursuant to a Milestone under the Development Plan shall be made available to Cygnus for purchase under the terms of the Supply Agreement.

       l. RIGHT OF FIRST REFUSAL. During the term of this Agreement, DuPont shall have a right of first refusal to participate in any additional development projects of Cygnus relating to Thick Film Materials in the Diagnostics Field. Cygnus shall inform DuPont in writing of each new Thick Film Material or Milestone which Cygnus intends to develop or have developed during the term of this Agreement, and Cygnus shall give DuPont a written notice setting forth the specifications for each such development project. Cygnus shall offer DuPont the right to develop each new Thick Film Material subject to the terms and conditions of this Agreement. If DuPont does not respond or DuPont and Cygnus are unable to agree in good faith upon the applicable milestones, specifications or other terms and conditions for the development project within sixty (60) days of Cygnus' written notice, then Cygnus shall be free to offer the development project to a third party developer. The failure of DuPont to agree to undertake any specific new development project shall not affect its rights of first refusal under this paragraph for any subsequent development project. It is understood that any additional development project of Cygnus relating to Thick Film Materials pursuant to this paragraph shall involve the following:

               (i) a Thick Film Material which substantially differs chemically to reduce cost from a Thick Film Material supplied by DuPont pursuant to this Agreement; and

               (ii) a Thick Film Material which substantially differs in performance from a Milestone of this Agreement;

provided, however, that "substantially differs," as used above, means an improvement in cost and performance of ten percent (10%) or more.

3.     OWNERSHIP, LICENSE GRANTS AND AGREEMENT NOT TO SUPPLY.

       a. OWNERSHIP AND ASSIGNMENT OF THICK FILM TECHNOLOGY. As between the Parties, DuPont shall own all rights, title, and interest, in and to all of the Thick Film Materials and Thick

                                       5

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Film Technology both within and outside of the Diagnostics Field, including, without limitation, all inventions consisting of the Thick Film Technology which were discovered or developed by or for either or both of the Parties in connection with the Project. Cygnus hereby assigns to DuPont all rights, title and interest it may obtain in and to the Thick Film Technology throughout the world including, without limitation, any and all related patents and patent applications. Cygnus agrees to assist DuPont (at DuPont's request and expense) in every proper way to evidence and perfect the foregoing assignment and to apply for patent applications concerning the assigned intellectual property rights. Cygnus will promptly execute, and will cause its employees and consultants to execute, applicable documents and promptly provide reasonable information (including, without limitation, information necessary or appropriate for use in connection with preparation of patent applications) that DuPont may request for such purposes; DuPont will bear the reasonable out-of-pocket expenses incurred by Cygnus in providing such requested assistance.

       b. [Confidential Treatment Requested] SUPPLY OF THICK FILM MATERIALS IN THE DIAGNOSTICS FIELD. Provided that, subject to the terms and conditions of the separate Supply Agreement between the parties, Cygnus meets its obligations to purchase from DuPont Cygnus' requirements of Thick Film Materials for a minimum of [Confidential Treatment Requested], DuPont will not, during and for an additional period of [Confidential Treatment Requested] after the term of this Agreement, supply or license the Thick Film Materials or Thick Film Technology to a third party for use within the Diagnostics Field.

       c. OWNERSHIP AND ASSIGNMENT OF SENSOR TECHNOLOGY. As between the Parties, Cygnus shall own all rights, title, and interest, in and to all of the Sensor Technology, including, without limitation, all inventions consisting of the Sensor Technology which were discovered or developed by or for either or both of the Parties in connection with the Project. DuPont hereby assigns to Cygnus all rights, title and interest it may obtain in and to the Sensor Technology throughout the world including, without limitation, any and all related patents and patent applications. DuPont agrees to assist Cygnus (at Cygnus' request and expense) in every proper way to evidence and perfect the foregoing assignment and to apply for patent applications concerning the assigned intellectual property rights. DuPont will promptly execute, and will cause its employees and consultants to execute, applicable documents and promptly provide reasonable information (including, without limitation, information necessary or appropriate for use in connection with preparation of patent applications) that Cygnus may request for such purposes; Cygnus will bear the reasonable [Confidential Treatment Requested] incurred by DuPont in providing such requested assistance.

       d.      PATENT RIGHTS.

               (i) CYGNUS PATENT RIGHTS. Cygnus shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all patent applications and rights with respect to the Diagnostics Field other than patent applications solely for the composition and manufacture of Thick Film Materials. DuPont shall provide to Cygnus or Cygnus' authorized attorneys, agents or representatives reasonable assistance to enable Cygnus to file patent applications with respect to Sensor Technology and the use of Thick Film Materials in the

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Diagnostics Field.  DuPont shall sign or cause to have signed appropriate documents relating to said patent applications at no charge to Cygnus.

               (ii) DUPONT PATENT RIGHTS. DuPont shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all patent applications and rights relating solely to the composition and manufacture of Thick Film Materials. Cygnus shall provide to DuPont or DuPont's authorized attorneys, agents or representatives reasonable assistance to enable DuPont to file patent applications with respect to the composition and manufacture of Thick Film Materials. Cygnus shall sign or cause to have signed appropriate documents relating to said patent applications at no charge to DuPont.

               (iii) PATENT APPLICATION COOPERATION. After the Signing Date, at least fourteen (14) days prior to filing any patent application relating to the Sensor Technology or Thick Film Technology during the term of this Agreement, each Party agrees to provide the other Party (the "Receiving Party") a substantially complete draft of such patent application. Should the Receiving Party determine in good faith that such proposed patent application claims or discloses Technology owned by the Receiving Party or raises strategic filing issues related to such Technology, and the Receiving Party communicates such determination in writing before seven (7) days prior to the proposed filing date, the Parties shall thereafter decide in good faith the ownership interests and filing strategies therein before such filing. If the Receiving Party does not so communicate within such seven (7) day period, the other Party may file such application without further obligation to the Receiving Party regarding such application. Any disputes regarding this Section 3.d.iii that cannot be resolved by the Development Committee shall be escalated for resolution to the President of Cygnus Diagnostics and the Director, Worldwide Microcircuit Materials of DuPont, or equivalent thereof.

4.     PUBLICATION

               NOTICE OF PUBLICATION. During the term of this Agreement, the Parties each acknowledge the other Party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, after the Signing Date, either Party, its employees or consultants wishing to make a publication (including, without limitation any oral presentation) made without any obligation of confidentiality (a "Disclosure") relating to work performed by either Party as part of the Project ("Publishing Party") shall transmit to the other Party ("Reviewing Party") a copy of the proposed Disclosure at least thirty (30) days prior to submission for publication, or an outline of such oral disclosure at least thirty (30) days prior to presentation. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent or other reasonable commercial reasons and (b) to request a reasonable delay in publication in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of not more than sixty (60) days to enable patent applications protecting each Party's rights in such information to be filed in accordance with Section 3.d above. For any Disclosure, the Project Coordinators or any designee of the Project Coordinators shall collaborate in good faith to determine authorship of

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any such Disclosure.  In the case of any such Disclosure, upon the expiry of thirty (30) days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the Disclosure unless the Reviewing Party has requested the delay described above. Any disputes as to authorship that cannot be resolved by the Project Coordinators or their designees shall be escalated for resolution to the Development Committee.

5.     REPRESENTATIONS AND WARRANTIES

       a. BY CYGNUS. Cygnus represents and warrants to DuPont that this Agreement has been duly authorized, executed and delivered by Cygnus and constitutes a valid and binding obligation of Cygnus, enforceable in accordance with its terms.

       b. BY DUPONT. DuPont represents and warrants to Cygnus that this Agreement has been duly authorized, executed and delivered by DuPont and constitutes a valid and binding obligation of DuPont enforceable in accordance with its terms.

       c. BY BOTH. Each Party represents and warrants to the other that, to the best current knowledge of the Party making the representation, the Sensor Technology (in the case of Cygnus) or the Thick Film Technology (in the case of DuPont), when used in accordance with the assignments and licenses granted under this Agreement, does not infringe any valid and enforceable patent, copyright, trade secret or other proprietary right of any third party as of the Effective Date of this Agreement.

6.     CONFIDENTIALITY.

       a. Each Party shall, for a period of ten (10) years following the date of each disclosure by the other Party, keep confidential and not use for other than the purposes of this Agreement, any information disclosed by a Party and designated confidential. Such disclosures, other than in writing, shall be confirmed in writing within thirty (30) days of disclosure and marked confidential. However, this provision shall not apply to information which:

               (i) is or has become readily publicly available through no fault of the receiving Party or its employees or agents; or

               (ii) is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information and provided the receiving Party abides by all restrictions, if any, imposed by such third party; or

               (iii) was rightfully in the possession of the receiving Party prior to its disclosure by the other Party;

               (iv) was independently developed by or for employees or consultants of the receiving Party without use of or access to confidential information of the disclosing Party; or

               (v)    is necessary in the filing of any patent application; or

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               (vi)   is deemed reasonably necessary by DuPont in the
commercialization of Thick Film Materials or by Cygnus in the commercialization of product for use in the Diagnostics Field, so long as such Party has the prior written approval of the other Party prior to disclosing or disseminating such information, such approval not to be unreasonably withheld.

Notwithstanding the foregoing, the receiving Party may disclose confidential information to the extent it is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory registration, approval or license, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to obtain confidential treatment thereof and to guard against further disclosure.

       b. The confidentiality obligations of both Parties set forth in a Confidentiality Agreement originally accepted on March 22, 1995 by Cygnus Therapeutic and extended effective March 21, 1996 signed by Cygnus, Inc. shall be governed by the present Agreement and this earlier Confidentiality Agreement, as amended and extended, is hereby terminated.

7.     TERM AND TERMINATION.

       a. TERM. This Agreement will commence as of the Effective Date and, unless terminated as provided below, shall continue in effect for [Confidential Treatment Requested].

       b. Either Party may terminate this Agreement at any time by providing the other Party with sixty (60) days' prior written notice.

       c. Either Party may terminate this Agreement upon sixty (60) days' written notice if there has been a material breach of any representation, warranty, covenant or obligation contained in this Agreement on the part of the other Party which such Party fails to cure during such sixty day period; provided that, notwithstanding anything else to the contrary, the terminating Party will not be obligated to continue development work after it gives notice of termination unless the breach is timely cured during such period.

       d. Either Party may terminate this Agreement if the other ceases to do business, or otherwise terminates its business operations.

       e. Either Party may terminate this Agreement if the other shall seek protection under any bankruptcy, receivership, trust deed, or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within one hundred and eighty (180) days).

       f. DuPont may terminate this Agreement by giving Cygnus written notice in the event of:

               (i) notice from any source to DuPont of any allegation relating to the Thick Film Materials or monitoring system using such Thick Film Materials that, in

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DuPont's sole discretion, may raise an issue or a controversy relating to the safety of such Thick Film Materials or monitoring system using such Thick
Film Materials, or

               (ii) notice from any source to DuPont of any allegation of personal injury that in DuPont's sole discretion, may raise an issue or a controversy relating to the safety of the Thick Film Materials or the monitoring system using such Thick Film Materials.

       g. In the event DuPont provides written notice of its termination of this Agreement under Section 7.b or if Cygnus terminates this Agreement for cause under Sections 7.c, 7.d, or 7.e:

               (i) DuPont shall, at the prompt written request of Cygnus, immediately provide Cygnus or its designee a Transfer Letter detailing all information necessary for Cygnus or its designated third party to manufacture to specifications (as set forth in the Transfer Letter) the Thick Film Materials applicable to the Diagnostics Field under this Agreement and take all reasonable steps to assist Cygnus in such a transfer, provided Cygnus pays DuPont for DuPont's reasonable actual, direct costs in the transfer of Technology; additionally, provided Cygnus places an order within sixty (60) days from receipt of Transfer Letter, DuPont shall sell Cygnus up to eighteen
(18) months' supply of Thick Film Materials;

               (ii) Cygnus shall be free to use any confidential information it deems necessary in the development and commercialization of Thick Film Materials for use in the Diagnostics Field, without any prior approval of DuPont; and

               (iii) DuPont shall perform either one of the following at DuPont's sole discretion:

                      A. grant Cygnus an [Confidential Treatment Requested] license in the Diagnostics Field, with the right to sublicense, under DuPont's patents and patent applications relating to Thick Film Materials that arise out of work done in connection with the Project or are specifically listed on Exhibit C to import, make, have made, use, offer for sale and sell in the Diagnostics Field, provided Cygnus pays DuPont's prior actual, direct [Confidential Treatment Requested] relating to such patent applications and patents and, provided Cygnus agrees to pay either DuPont's future reasonable in-house [Confidential Treatment Requested] or those [Confidential Treatment Requested] of a mutually agreed upon law firm, whichever is more cost-effective, for prosecuting and maintaining such patent applications and patents; or

                      B. assign promptly DuPont's patents and patent applications relating to Thick Film Materials applicable to the Diagnostics Field that arise out of work done in connection with the Project or are specifically listed on Exhibit C, provided Cygnus pays DuPont's prior actual direct out-of-pocket costs relating to such patent applications and patents and any actual direct out-of-pocket costs relating to the assignment of such patent applications and patents.

       h. In the event only that DuPont provides written notice of its termination of this

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Agreement under Section 7.f:

               (i) DuPont shall, at the prompt written request of Cygnus, immediately provide Cygnus or its designee a Transfer Letter detailing all information necessary for Cygnus or its designated third party to manufacture to specifications (as set forth in the Transfer Letter) the Thick Film Materials applicable to the Diagnostics Field under this Agreement and take all reasonable steps to assist Cygnus in such a transfer, provided Cygnus pays DuPont for DuPont's reasonable actual, direct costs in the transfer of Technology; additionally, provided Cygnus places an order within sixty (60) days from receipt of Transfer Letter, DuPont shall sell Cygnus up to eighteen
(18) months' supply of Thick Film Materials;

               (ii) Cygnus shall be free to use any confidential information it deems necessary in the development and commercialization of Thick Film Materials for use in the Diagnostics Field, without any prior approval of DuPont; and

                (iii) DuPont shall perform one of the following at DuPont's sole discretion:

                      A. grant Cygnus an [Confidential Treatment Requested] license in the Diagnostics Field, with the right to sublicense, under DuPont's patents and patent applications relating to Thick Film Materials that arise out of work done in connection with the Project or are specifically listed on Exhibit C to import, make, have made, use, offer for sale and sell in the Diagnostics Field, provided Cygnus pays DuPont's prior actual, direct [Confidential Treatment Requested] relating to such patent applications and patents and, provided Cygnus agrees to pay either DuPont's future reasonable in-house [Confidential Treatment Requested] or those [Confidential Treatment Requested] of a mutually agreed upon law firm, whichever is more cost-effective, for prosecuting and maintaining such patent applications and patents;

                      B. assign promptly DuPont's patents and patent applications relating to Thick Film Materials applicable to the Diagnostics Field that arise out of work done in connection with the Project or are specifically listed on Exhibit C, provided Cygnus pays DuPont's prior actual direct out-of-pocket costs relating to such patent applications and patents and any actual direct out-of-pocket costs relating to any assignment of such patent applications and patents; or

                      C. agree that it will not assert any patent or patent application controlled (in the sense of having the right to grant licenses and sublicenses) by DuPont corresponding in subject matter to the Thick Film Technology to prevent any party, including Cygnus, from importing, making, having made, using, offering to sell, or selling any product for use in the Diagnostics Field.

       i. In the event that Sections 7.g.i or 7.h.i are exercised, Cygnus shall indemnify, defend, and hold DuPont harmless from all claims for compensatory or punitive damages arising from personal injury, wrongful death, property damage, or any other type of damages associated with the transferred Thick Film Materials and/or Thick Film Technology, whether claims are based on any alleged: breach of a contractual obligation; violation of any statute or regulation; or tortious conduct, including but not limited to, claims of negligence, strict liability, concert of action, conspiracy, third party contractor claims, or allegations of DuPont's joint or sole negligence or other tortious conduct associated with the transferred Thick Film
Materials and/or Thick Film Technology; provided, however, such indemnity shall apply to Thick Film Materials made by DuPont and transferred to Cygnus under Sections 7.g.i or 7.h.i only insofar as such Thick Film Materials meet specifications and warranties, both of which are delineated in the Supply Agreement.

       j. Termination of this Agreement shall not terminate Section 3 in its entirety and the obligations of publication clearance pursuant to Section 4, those obligations of confidentiality pursuant to Section 6, the termination provisions of Section 7, and general requirements of Section 8.

8.     GENERAL.

       a. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of both Parties. However, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both Parties, and that waivers and amendments of any provision of this Agreement shall be effective only if made by non-pre-printed agreements signed by both Parties and clearly understood by both Parties to be an amendment or waiver. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

       b. GOVERNING LAW AND LEGAL ACTIONS. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflict of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and attorneys' fees.

       c. HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

       d. NOTICES. Any notice or other communication required or permitted to be made or given to either Party under this Agreement shall be deemed sufficiently made or given on the date of delivery if delivered in person or by overnight commercial courier service with tracking capabilities with costs prepaid, or three (3) days after the date of mailing if sent by certified first class U.S. mail, return receipt requested and postage prepaid, at the address of the Parties set forth below or such other address as may be given from time to time under the terms of this notice provision:

       If to DuPont:

       DuPont Photopolymer & Electronic Materials
       E.I. du Pont de Nemours and Company
       14 TW Alexander Drive
       P.O. Box 13999
       Research Triangle Park, NC 27709-3999
       Attention: Director, Worldwide Microcircuit Materials

       If to Cygnus:

       Cygnus, Inc.
       400 Penobscot Drive
       Redwood City, California 94063
       Attention: President, Cygnus Diagnostics

       e. ENTIRE AGREEMENT. This Agreement (and all Exhibits hereto) constitutes the entire understanding and agreement with respect to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the Parties relating to the subject matter of this Agreement and all past dealing or industry custom.

       f. SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

       g. RELATIONSHIP OF PARTIES. The Parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.

       h. ASSIGNMENT. This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the Parties hereto, except for rights to payment and except to a person or entity who acquires all or substantially all of a Party's stock, assets or business to which this Agreement pertains, whether by sale, merger, acquisition or otherwise.

       i. PUBLICITY AND PRESS RELEASES. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the Parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without approval by both Parties. Any press release announcing this Agreement will be jointly developed and released by the Parties.

       j. FORCE MAJEURE. No liability or loss of rights hereunder shall result to either Party from delay or failure in performance caused by an event of force majeure (that is, circumstances beyond the reasonable control of the Party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including, without limitation, those related to infringement), strikes, lockouts or other serious labor disputes, or shortage of or inability to obtain material or equipment) for so long as such event of force majeure continues in effect.

       k. REMEDIES. Except as otherwise expressly stated in this Agreement, the rights and remedies of a Party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

       l. COMPLIANCE WITH LAW; EXPORT CONTROL. Each party agrees to comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) and all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export, or allow the export or re-export of any Confidential Information or any copy or direct product thereof in violation of any such restrictions, laws or regulations, or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to Part 740, or, in violation of the embargo provisions in Part 746, of the U.S. Export Administration Regulations (or any successor regulations or supplement), except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date indicated on the first page of this Agreement.

CYGNUS, INC.                     E.I. DU PONT DE NEMOURS & CO.

By:  /s/ Gregory B. Lawless           By: /s/ J. Stan Erickson
   ----------------------------          --------------------------------------
Name:  Gregory B. Lawless             Name:  J. Stan Erickson
                                           ------------------------------------
Title: President and Chief            Title:  Worldwide Business Development
       Executive Officer                      ---------------------------------
                                              Director - Microcircuit Materials

                                 EXHIBIT A
                              DEVELOPMENT PLAN
                     [Confidential Treatment Requested]

   Milestones                              Associated Thick Film Material(s)
   ----------                              ---------------------------------
                                                    (per Milestone)

                                  EXHIBIT B
                        CONTENTS OF TRANSFER LETTER
                          FOR THICK FILM MATERIALS

[Confidential Treatment Requested]

                                 EXHIBIT C
                        DUPONT THICK FILM MATERIALS

[Confidential Treatment Requested]